Exhibit (a)(5)

N E W S  R E L E A S E

CONTACT: Martina Linders	FOR IMMEDIATE RELEASE

(312) 279-1430	July 24, 2012

ELS ANNOUNCES REVIEW OF OPTIONS TO REDUCE COST OF CAPITAL

CHICAGO, IL – July 24, 2012 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced that it is exploring alternative ways to reduce the Company’s cost of capital, including but not limited to potentially redeeming for cash some or all of its 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) or replacing the Series A Preferred Stock. The Company believes that under current market conditions, it could issue and sell a new series of preferred stock bearing a lower dividend yield than the yield on the Series A Preferred Stock.

There are two principal techniques by which the Company could seek to replace the Series A Preferred Stock with a lower-yielding preferred security – first, the Company could exercise its right to redeem the Series A Preferred Stock at par and fund the redemption with proceeds from a new issuance of lower-yielding preferred securities and/or other sources of financing, including but not limited to its balance sheet; or, alternatively, the Company could conduct an exchange offer in which the existing holders of the Series A Preferred Stock would exchange some or all of their shares for newly issued preferred securities bearing a dividend yield in the range of approximately 6.0% to 7.0% with 5-year no-call protection. Any such exchange offer would be subject to customary conditions including a minimum tender requirement. In addition, the Company may consider other transaction structures as well.

In order to assess the viability of these alternatives, the Company expects to engage in discussions with potential capital sources and with certain holders of the Series A Preferred Stock.

There can be no assurance that the Company will pursue any of the strategies described above, or as to the terms or timing of any transaction the Company might elect to pursue, particularly in light of the current volatility in the capital markets.

Tender Offer Statement

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL SHARES OF SERIES A PREFERRED STOCK. ANY EXCHANGE OFFER THAT MAY BE MADE WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT THE COMPANY WOULD DISTRIBUTE TO THE HOLDERS OF THE SERIES A PREFERRED STOCK. IF THE COMPANY PURSUES AN EXCHANGE OFFER, INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED

MATERIALS, WHEN AND IF THEY BECOME AVAILABLE, BECAUSE IF THE COMPANY DECIDES TO MAKE AN EXCHANGE OFFER THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE OFFER.

IF THE COMPANY MAKES AN EXCHANGE OFFER, INVESTORS WILL BE ABLE TO OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER RELATED DOCUMENTS THAT THE COMPANY WOULD FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (WHEN AVAILABLE), AT THE COMMISSION’S WEB SITE AT WWW.SEC.GOV OR FROM THE COMPANY’S WEBSITE AT WWW.EQUITYLIFESTYLE.COM.

INVESTORS ARE URGED TO CAREFULLY READ ANY SUCH EXCHANGE OFFER MATERIALS, WHEN AND IF THEY BECOME AVAILABLE, PRIOR TO MAKING ANY DECISION WITH RESPECT TO ANY SUCH OFFER.

Forward-looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, and the expected effect of the recent acquisitions on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

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the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;
•	the Company’s ability to retain and attract customers renewing, upgrading and entering right-to-use contracts;
•	the Company’s assumptions about rental and home sales markets;
•	the Company’s ability to manage counterparty risk;
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in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

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results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;
•	effective integration of the recent acquisitions and the Company’s estimates regarding the future performance of recent acquisitions;
•	unanticipated costs or unforeseen liabilities associated with the recent acquisitions;
•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;
•	the dilutive effects of issuing additional securities;
•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and
•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

About the Company

Equity LifeStyle Properties, Inc. is a fully integrated owner and operator of lifestyle-oriented properties and owns or has an interest, as of July 24, 2012, in 382 quality properties in 32 states and British Columbia consisting of 141,077 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.